Exhibit 5.1

Squire Sanders (US) LLP 221 E. 4th Street Suite 2900 Cincinnati, OH 45202 O +1 513 361 1200 F +1 513 361 1201 squiresanders.com

January 30, 2014

U.S. Bancorp

800 Nicollet Mall

Minneapolis, Minnesota 55402

Re:	$750,000,000 3.700% Medium-Term Notes, Series T (Senior), due January 30, 2024 (the “Notes”)

Ladies and Gentlemen:

We have acted as counsel to U.S. Bancorp, a Delaware corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-173636) (the “Registration Statement”) filed on April 21, 2011 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, (ii) the issuance and sale of the Notes pursuant to a Pricing Supplement dated January 27, 2014 and filed with the Commission on January 28, 2014 (the “Pricing Supplement”). The Notes are being issued in accordance with the Pricing Supplement, the Officers’ Certificate and Company Order dated April 21, 2011 (“Company Order”), the Indenture dated as of October 1, 1991 (as amended from time to time thereafter, the “Indenture”), between the Company and Citibank, N.A., as trustee (the “Trustee”), and the resolutions adopted by the Company’s Board of Directors on April 19, 2005 and April 19, 2011 (the “Resolutions”). A copy of the Company Order was filed with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed on April 22, 2011.

We have examined such documents, including the Registration Statement, the Pricing Supplement, the Company Order, the Indenture and the Resolutions and duplicates of the global master note representing the Notes, and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Notes have been duly and validly authorized by the Company and constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms.

U.S. Bancorp

January 30, 2014

The opinion set forth above regarding the enforceability of the Notes is subject to (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, and (iv) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars.

Our opinion expressed above is limited to the laws of the State of New York, the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America, and we are expressing no opinion as to the effect of any other laws. We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission on January 30, 2014 and thereby incorporated by reference into the Registration Statement, and to the reference to our firm contained therein.

Very truly yours,

/s/ Squire Sanders (US) LLP